Exhibit 10.53

August 26, 2022

Thomas Quigley

152 Applegate Drive

West Chester, PA 19382

Dear Tom:

I would like to extend an offer to you for the position of VP, Treasurer, M&A and Investor Relations, reporting directly to Jim McCabe, Senior Vice President & Chief Financial Officer effective September 5, 2022.

We look forward to your contributions to the Corporate Team to fulfill our vision. This letter is intended to set forth the terms and conditions of our employment offer.

Offer Summary

	Current Compensation		New Compensation
Component	Annual	Target	Annual	Target	Comp Change
Base Salary	$307,632		$338,000		10%
Target STI	$184,579	60%	$202,800	60%
Total Cash	$492,211		$540,800
Target LTI	$184,579	60%	$202,800	60%
Target Comp	$676,790		$743,600		10%

Offer Details

1.
Annual Base Salary:

$338,000 ($13,000.00 bi-weekly). Base salary is subject to deductions for taxes and other withholdings as required by law or the policies of TGI.

2.
Annual Short-Term Incentive (STI):

You will be eligible to participate in TGI's annual bonus program for executives, with a target bonus opportunity equal to 60% of annual base salary and a maximum bonus opportunity of 2x bonus target % of base salary for Fiscal Year 2023 (FY'23) ending on March 31, 2023. For FY’23 your eligibility will be pro-rated based on the number of eligible days worked in the Fiscal Year. The actual amount of your annual bonus each year will be determined by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of TGI on the basis of the achievement of pre-established performance goals relating to corporate and individual performance.

3.
Annual Equity Awards (LTI):

Subject to the approval of the Committee, beginning in FY’24 (April 1, 2023) you will be eligible for annual performance-based long-term incentive awards with a target value of 60% of base salary. For FY'24, the award will be made in Q1 FY’24.

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The annual long-term incentive likely will be comprised as follows:

▪
30% of the value in RSUs vesting ratably over three years
▪
70% of the value in PSUs with ultimate value depending on TGI's performance against targets established by the Committee for FY’24

PSUs will cliff vest at the end of the three-year performance period, which will run through FY’26. The value of PSUs can reach 300% of original grant value if maximum performance is met. Actual LTI award grants may be more or less than target, in the Committee’s discretion.

Target LTI annual grant values in future years will also be subject to formal approval by the Committee and will be based on a variety of factors, including without limitation, market data, individual performance, and scope of job responsibilities.

4.
Restrictive Covenants:

You hereby agree to be bound by the restrictive covenants set forth on Annex A to this letter agreement.

Please contact me if you have any questions about the information provided in this letter or if you require further information.

Sincerely,

/s/ Katie Rykal_________

Katie Rykal

Vice President, Human Resources

Agreed and Accepted:

/s/ Thomas A. Quigley, III

_______________________________________

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Annex A

Restrictive Covenants

a)
Disclosure of Confidential Information:

You shall not at any time during your employment with TGI or thereafter, except as properly required in the course of your employment, use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging or relating to TGI or any of its affiliates. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda and other materials, documents or records of a proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs.

b)
Patents, Copyrights and Trade Secrets:

You will disclose, and hereby assign, to TGI any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable or copyrightable ideas which you may conceive, invent, or discover during the course of your employment with TGI which relate to the business of TGI, or were developed using TGI's resources (collectively, the "Inventions"), and you shall execute and deliver all papers, including applications for patents and do such other acts (entirely at TGI's expense) as may be necessary for TGI to obtain and maintain proprietary rights in any and all countries and to vest title to such Inventions in TGI.

c)
Noncompetition and Nonsolicitation:

While you are employed by TGI and its affiliates and for the one-year period following the termination of such employment for any reason (together, the "Restricted Period"), you shall not, in any jurisdiction in which TGI or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in by TGI and its affiliates; provided, that your ownership of securities constituting 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, you shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous 12 months, a customer or client of the business conducted by TGI or its affiliates (or potential customer or client with whom TGI or its affiliates had initiated contact). During the Restricted Period, you shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of TGI and its affiliates or who was an employee of TGI and its affiliates within the previous 12 months. Further, during the Restricted Period, you shall not take any action that could reasonably be expected to have the effect of inducing any individual who is then an employee, representative, officer or director of TGI or any of its affiliates, or who was an employee, representative, officer or director of TGI and its affiliates within the previous 12 months, to cease his or her relationship with TGI or any of its affiliates for any reason.

d)
Acknowledgements and Remedies:
i.
The parties hereto agree that the provisions of clauses a), b), and c) of this Annex A (the "Covenants") have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this letter agreement. You acknowledge and agree that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of TGI and its affiliates, impose no undue hardship on you, and are not injurious to the public. The parties hereto further agree that your services are of a personal, special and unique character and cannot

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be replaced by TGI, and that the violation by you of any of the Covenants would cause TGI irreparable harm, which could not be adequately compensated by money damages, and that if TGI elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of TGI's eventual success on the merits. Accordingly, you consent and agree that if you commit any such breach or threaten to commit any breach, in addition to any other remedies as may be available to TGI for such breach, including the recovery of money damages, TGI shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) cease payment of the severance payments and benefits and/or to recoup from you the portion of such severance payments and benefits already paid and (B) temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. Furthermore, if TGI institutes any action or proceeding to enforce any of the provisions of this Annex A, to the extent permitted by applicable law, you hereby waive the claim or defense that TGI has an adequate remedy at law, and you shall not assert in any such action or proceeding the defense that any such remedy exists at law.
ii.
Prior to execution of this letter agreement, you were advised by TGI of your right to seek independent advice from an attorney of your own selection regarding this letter agreement. You acknowledge that you have entered into this letter agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this letter agreement after being given the opportunity to consult with counsel. You further represent that, in entering into this letter agreement, you are not relying on any statements or representations made by any of TGI's directors, officers, employees or agents that are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney.
iii.
In light of the acknowledgements contained in this clause d), you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this letter agreement. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court.

/s/ Thomas A. Quigley, III 8/29/2022_________________

Signature Date

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